Exhibit No. 99.1

                             MIKRON INFRARED REPORTS
                       ANNUAL RESULTS FOR FISCAL YEAR 2002

                         Mikron Reports Profit For Year.

Mikron Infrared, Inc. (MIKR) announced its financial results for fiscal year
2002.

By reducing its expenses, Mikron overcame a sluggish economy in fiscal year 2002 and posted a profit for the year. The fourth quarter showed a significant improvement over the third quarter performance. Net sales for the year ended October 31, 2002 were $12,797,190, which was 15% less than the prior fiscal year. Net income before taxes for the year ended October 31, 2002 was $674,167 compared to $1,326,660 for the year ended October 31, 2001. The basic earnings per share were $.10 for fiscal 2002 compared to $0.22 for FY 2001.

Reflecting the economic slow-down that continued between 2001 and 2002, the Company's net sales for the fourth quarter of FY 2002 were 12% less than the fourth quarter of FY 2001. Net income before income taxes for the fourth quarter of FY 2002 was 29% less than net income for the fourth quarter FY 2001. However, on a more positive note, the Company's net sales for the fourth quarter of FY 2002 were $3,414,982 compared to $2,914,473 for the third quarter of the same year. Net income before taxes for the fourth quarter of FY 2002 was $283,121 compared to $23,760 for the third quarter.

Results for the year reflected an increase in sales in thermal imaging products and in sales of Blackbody calibration sources. These increases were offset by a decrease in sales of single point temperature measurement products.

Gerry Posner, Mikron's President commented that, "We continue to see soft pockets in capital expenditures, especially in the semiconductor industry, however, even with lower sales, we have shown that we can respond quickly and keep the business profitable. The ability to remain profitable, emphasizes the importance of Mikron having a broad offering of products. This offering was enhanced with our November 2002 acquisition of IMPAC Electronic GmbH, a leading manufacturer of infrared temperature measurement instrumentation. Not only will this acquisition allow us to offer an even broader portfolio of products, but we will also benefit from cross selling our products throughout the U.S. and Europe. The benefit of the IMPAC acquisition will be evident in the first quarter of 2003".

Dennis Stoneman, Mikron's Executive Vice President added, "We see continued growth in our thermal imaging sales and our calibration source products. We are seeing more opportunities for the thermal imaging products as we continue to develop new products for various applications".

Mikron Infrared, Inc.,(nee Mikron Instrument Company, Inc.) founded in 1969, is a developer, manufacturer and marketer of infrared non-contact temperature measurement devices,


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temperature sensors, calibration sources and thermal imaging systems. Its executive offices and manufacturing facilities are located at 16 Thornton Road, Oakland, NJ (Tel. No. 201/405-0900)


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

                                         3 MONTHS           3 MONTHS         12 MONTHS         12 MONTHS
                                           ENDED              ENDED            ENDED             ENDED
Consolidated                            October 31,        October 31,      October 31,        October 31,
statements of operations                   2002               2001             2002              2001
------------------------                   ----               ----             ----              ----
Revenues:
   Net Sales                            $3,414,982         $3,872,985       $12,797,190       $15,125,260
   Royalties                                     0             52,466            96,823           190,308
                                        ----------         ----------       -----------       -----------
Total Revenues                           3,414,982          3,925,451        12,894,013        15,315,568
                                        ----------         ----------       -----------       -----------
Costs and Expenses
   Cost of goods sold                    1,832,395          1,917,350         7,052,572         7,712,658
   Selling, General and
     Administrative                      1,056,452          1,309,230         4,117,377         4,950,351
   Research, Development
     And Engineering                       241,303            251,651           982,530         1,221,764
                                        ----------         ----------       -----------       -----------
Total Costs and Expenses                 3,130,150          3,478,231        12,152,479        13,884,773
                                        ----------         ----------       -----------       -----------
Income from Operations                     284,832            447,220           741,534         1,430,795
Other Income (Expense):
   Interest Expense                          1,125              1,142          (23,433)          (62,184)
   Other (Expense)                         (2,836)           (51,425)          (43,934)          (41,951)
                                        ----------         ----------       -----------       -----------

Net Income Before Income Taxes             283,121            396,937           674,167         1,326,660
   Income Tax Provision                     87,272             60,071           239,778           390,427
                                        ----------         ----------       -----------       -----------
Net Income                                 195,849            336,866           434,389           936,233
                                        ==========         ==========       ===========       ===========

Net Income per Share-Basic                   $0.04              $0.08             $0.10             $0.22
                                        ==========         ==========       ===========       ===========
Weighted Average Number of
Shares-Basic                             4,288,200          4,288,200         4,288,200         4,288,200
                                        ==========         ==========       ===========       ===========

Net Income per Share-Diluted                 $0.04              $0.07             $0.09             $0.21
                                        ==========         ==========       ===========       ===========
Weighted Average Number of
Shares-Diluted                           4,587,308          4,467,080         4,587,308         4,467,080
                                        ==========         ==========       ===========       ===========

Safe Harbor Act Statement Under the Private Securities Litigation Reform Act of 1995: -- Certain of the statements contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could effect the company's actual results include but are not limited to the risks discussed in the


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company's Annual Report on Form 10-KSB for the year ended October 31, 2002.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The company undertakes no obligation to update publicly any forward-looking statements to reflect the occurrence of unanticipated events.

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Contact:
      Mikron Infrared, Inc
      Paul Kohmescher, 201/405-0900